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                                  EXHIBIT 99.1

          ACTIVE VOICE CORPORATION 1988 NON-QUALIFIED STOCK OPTION PLAN



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                               ACTIVE VOICE, INC.

                       1988 Nonqualified Stock Option Plan

        SECTION 1. Purpose. The purpose of the Active Voice, Inc., 1988 Nonqualified Stock Option Plan (the "Plan") is to enable Active Voice, Inc. (the "Company") to attract and retain the services of people with training, experience and ability and to provide additional incentive to such persons by granting them an opportunity to participate in the ownership of the Company. These nonqualified options art not intended to qualify as incentive stock options as defined un Section 422A of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code"), or as qualified stock options pursuant to Section 422 of the Code.

        SECTION 2. Stock Subject to Plan. The stock subject to this Plan shall be the Company's common stock, par value $.0025 per share (the "Common Stock"), presently authorized but unissued or now held or subsequently acquired by the Company as treasury shares. Subject to adjustment as provided in Section 11, aggregate amount of Common Stock reserved for issuance or delivery upon exercise of all options granted under this Plan shall not exceed ___________ shares of Common Stock, as constituted on date of adoption of this Plan by the board of directors. If any option granted under this Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of this Plan.

        SECTION 3. Administration. The Plan shall be administered by the board of directors of the Company, in accordance with the following terms and conditions:

            3.1 General Authority. Subject to the express provisions of the Plan, the board of directors shall have the authority, in its discretion, to determine all matters relating to options to be granted under the Plan, including the selection of individuals to be granted options, the number of shares to be subject to each option, the exercise price, the term, whether such options shall be immediately exercisable or shall become exercisable in increments over time, and all other terms and conditions thereof. Grants under this Plan to persons eligible need not be identical in any respect, even when made simultaneously. The board of directors may from time to time adopt rules and regulations relating to the administration of the Plan. The interpretation and construction by the board of directors of any terms or provisions of this Plan or any Option issued hereunder, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties.

            3.2 Directors. A member of the board of directors may be eligible to participate in or receive or hold options under this plan; provided, however, that no member of the board of directors shall vote with respect to the granting of an option hereunder to himself or herself, as the case may be.

            3.3 Delegation to a Committee. Notwithstanding the foregoing, the board of directors, if it so determines, may delegate to a committee of the board of directors any or all authority for the administration of the Plan.


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        SECTION 4. Eligibility. Options may be granted only to persons who, at the time the option is granted, are employees or directors of the Company or any of its present or future subsidiaries corporations ("subsidiaries"). Any employee or director may receive one or more grants of options as the board of directors as shall from time to time determine. and such determinations may be different as to different employees and may vary as to different grants.

        SECTION 5. Terms and Conditions of Options. Options granted under this Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the board of directors shall deem advisable and which are not inconsistent with this Plan. Notwithstanding the foregoing, all such options shall include or incorporate by reference the following terms and conditions:

            5.1 Number and Exercise Price of Shares. The maximum number of shares that may be purchased pursuant to the exercise of each option and the price per share at which such option is exercisable (the "exercise price") shall be as established by the board of directors. The exercise price may be less than the fair market value of the Common Stock at the time of the grant.

            5.2 Duration of Options. Subject to the restrictions contained in
Section 8, the term of each option shall be established by the board of directors.

            5.3 Exercisability. Each option shall prescribe the installments, if any, in which an option granted under the Plan shall become exercisable. Only whole shares shall be issued pursuant to the exercise of any option.

        SECTION 6. Nontransferability of Options. Options granted under this Plan and the rights and privileges conferred hereby may not be transferred. assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or the applicable laws of dissent and distribution and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or any right or privilege conferred hereby, contrary to the provisions hereof, or upon the sale or levy or any attachment or similar process, such option thereupon shall terminate and become null and void. During an optionee's lifetime, any options granted under this Plan are personal to him or her and are exercisable solely by such optionee.

        SECTION 7. Exercise of Options. Options shall be exercised in accordance with the following terms and conditions:

            7.1 Procedure. Options shall be exercised by delivery to the Company of written notice of the number of shares with respect to which the option is exercised.

            7.2 Payment. Payment of the option price shall be made in full within 5 business days of the notice of exercise of the option and shall be in cash or bank-certified or cashier's checks, or personal check is permitted by the board of directors. If permitted by the board of directors, and to the extent permitted by applicable laws and regulations (including. but not limited to, federal tax and securities laws and regulations), an option may be exercised by delivery of shares of stock of the Company held by the optionee having a fair market value equal

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to the exercise price, such fair market value to be determined in good faith by the board of directors,

            7.3 Federal Withholding Tax Requirements. Upon exercise of an option, the optionee shall, upon notification of the amount due and prior to or concurrently with the delivery of the certificates representing the shares, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements.

        SECTION 8. Termination of Employment. Disability and Death

            8.1 Termination of Option Upon Termination of Employment. Except as otherwise determined by the board of directors, each option issued under or made subject to this Plan shall expire, to the extent not previously exercised, upon the voluntary or involuntary Termination. as hereinafter defined, of the optionee's employment with the Company or with a parent or subsidiary corporation of the Company, except that

        a) if the optionee is on military, sick leave or other bona fide leave of absence (such as temporary employment by the federal government). his employment relationship will be [THE REST OF THIS PARAGRAPH IS MISSING]


        SECTION 9. PAGE 4 OF THE DRAFT IS MISSING

            9.1 [PAGE 4 OF THE DRAFT IS MISSING].

            the time of grant, modify or eliminate the time periods specified in
Section 8.

            9.2 Termination of Options

            To the extent that the option of any deceased option or of any optionee whose employment is terminated shall not have been exercised within the limited periods prescribed in Section 8, all further rights to purchase shares pursuant to such option shall cease and terminate at the expiration of such period.

        SECTION 10. Grant of New Options. The board of directors shall be authorized, in its absolute discretion, to permit option holders to surrender outstanding options in exchange for the grant of new options or to require option holders to surrender outstanding options as a condition precedent to the grant of now options. The number of shares covered by the new options, the exercise price, the term of the option and other terms and conditions of the new option, shall be determined in accordance with the Plan and may be different from the provisions of surrendered options.

        SECTION 11. Adjustments Upon Changes in Capitalization. In the event of any change in the capitalization of the Company because of stock dividends, split-ups, recapitalizations, reclassifications or the like, the number and kind of shares of stock of the company to be subject to this Plan and to options then outstanding or to be granted hereunder, the maximum number of shares may be issued under options granted under or made subject to this Plan, and the option price for shares subject to options hereunder shall be appropriately adjusted by the Board of

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Directors of the Company, and its determinations in this regard shall be final and binding on all concerned.

        SECTION 12. Securities Regulations

            12.1 Compliance. Shares shall not be issued with respect to an option granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder. and the requirements of any stock exchange upon which the shares may thou be listed, and shall further be subject to the approval of counsel for the Company with respect to such compliance. Inability of the Company to obtain from any regulatory body having jurisdiction. the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder, shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

            12.2 Representations by Optionee. As a condition to the exercise of an option, the Company may require the optionee to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares, if, in the option of counsel for the Company, such representation is required by any relevant provision of the laws referred to in Section 12.1. At the option of the Company, a stop transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel was provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped an the stock certificate in order to assure exemption from registration. The board of directors may also require such other action or agreement by the optionees as may from time to time be necessary to comply with the federal and s-.ate securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF OPTIONS OR STOCK HEREUNDER.

        SECTION 13. Employment Rights. Nothing in this Plan or any option or right granted pursuant thereto shall confer upon any optionee any right to be continued in the employment of the Company or any Subsidiary of the Company, or to interfere in any way with the right of the Company, in its sole discretion, to terminate such optionee's employment at any time.

        SECTION 14. Amendment and Termination.

            14.1 Shareholders. The Plan may be terminated, modified or amended by the shareholders of the Company.

            14.2 Directors. The board of directors may also terminate the Plan, or modify or amend the Plan in such respects as it shall deem advisable in order to conform to any changes in law or regulation applicable thereto, or in other respects which do not change: (i) the total number of shares as to which options may be granted under the Plan, (ii) the employees eligible to receive grants of options, (iii) a material modification in the eligibility requirements or (iv) a

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material increase in the benefits afforded participants, which changes shall require shareholder approval.

            14.3 Effect on Optionees. The termination, amendment or modification of the Plan shall have no effect on options granted prior thereto.

            14.4 Merger or Consolidation. In the event of a merger or consolidation of the Company with another corporation in which the Company is not the surviving or continuing corporation, all of the outstanding options hereunder shall terminate unless the board of directors of the Company arranges to have the surviving or continuing corporation assume such options or issue substitute options therefor; provided, however, that in the event of any such merger or consolidation, each optionee hereunder shall have the right, immediately prior thereto, to exercise his option(s) in whole or in part without regard to any contrary waiting period, installment period or other limitation or restriction in any option agreement or in the Plan.

        SECTION 15. Effective of the Plan. This Plan shall become effective on the date of its adoption by the board of directors of the Company and options may be granted immediately thereafter but no option may be exercised under the Plan unless and until the Plan shall have been approved by the vote of t1%* holders of a majority of the outstanding shares of Common Stock at a meeting of shareholders after the date of adoption of the Plan by the board of directors. If such approval is not obtained the Plan and any options granted thereunder shall be null and void.


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